Exhibit 3.18

CERTIFICATE OF INCORPORATION

OF

PARK COMMUNICATIONS, INC.

Under Section 402 of the Business Corporation Law

The undersigned, being a natural person of at least l8 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST: The name of the corporation is

PARK COMMUNICATIONS, INC.

SECOND: The corporation is formed for the following purposes:

To act as public relations and research counsellors and promotion, merchandising and industrial counsellors and business consultants, and in connection therewith to render management, negotiation, research, technical and advisory services to persons, firms, corporations and others in connection with their relations with employees, associates, stockholders, governmental officials and agencies, and the general public and any person or special group.

To conduct the business of bringing to the attention of the public through the press, magazines, pamphlets and by other means, the characteristics, ability and other qualities tending to establish in the minds of the public the character and ability of its subscribers, including men, women, corporations, copartnerships, and of goods and wares manufactured and sold by subscribers; to conduct a general advertising agency and press clipping bureau; to do all and every other thing commonly done by those engaged in the same line of business.

To have, in furtherance of the corporate purposes all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

THIRD: The office of the corporation is to be located in the city of New York, County of New York, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is two hundred, all of which are without par value, and all of which are of the same class.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the state of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o Stephen L. Packard, Esq., 420 Lexington Avenue, New York, New York 10170.

SIXTH: The duration of the corporation is to be perpetual.

SEVENTH: Any one or more members of the Board of Directors of the corporation or of any committee thereof may participate in a meeting of said Board or of any such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.

EIGHTH: Except as may otherwise be specifically provided in this certificate of incorporation, no provision of this certificate of incorporation is intended by the corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said person to indemnification as the same are conferred by the Business Corporation Law.

Subscribed and affirmed by me as true under the penalties of perjury on August 5, 1982.

/s/ Rosemarie Spina

Rosemarie Spina

Suite 408

420 Lexington Avenue

New York, New York 10170